                         LMS CODE OF CONDUCT - EMPLOYEES

LMS is committed to promoting integrity and maintaining the highest standard of ethical conduct in all of its activities.

We are committed to:

HONESTY in communications with other employees, our customers, suppliers, and shareholders (collectively or individually referred to as "Stakeholders"), while at the same time protecting the Company's confidential information, trade secrets, and ability to negotiate.

QUALITY in our products and services, by striving to provide safe, reliable products and timely, efficient services that exceed the expectations of our customers and suppliers.

INNOVATION in every aspect of our business, from the design and development of our products, processes and services, to the way we do business.

RESPONSIBILITY and ACCOUNTABILITY for our words and actions, demonstrating a commitment to do what we say.

CARING for our people, local communities, and the environment.

FAIRNESS to our Stakeholders through adherence to all applicable laws, regulations, and policies, and a high standard of conduct, which reflects best practice.

RESPECT for our Stakeholders by working together in a true spirit of partnership and cooperation.

1. LMS'S ACCOUNTABILITY TO THE STAKEHOLDERS

LMS strives to be responsive to the needs of the Stakeholders of the Company and strives to preserve their loyalty by adhering to the highest standards in its business processes.

2. RIGHTS AND OBLIGATIONS

A. EQUAL OPPORTUNITY

All employees and potential employees receive fair and equitable treatment.
Employment, training and development, promotion, and other career opportunities are available to qualified persons irrespective of race, national or ethnic origin, religion, age, gender, sexual orientation, marital or family status, disability, or conviction for which a pardon has been granted or the required penalty paid.

B. HARASSMENT-FREE WORKING ENVIRONMENT

All employees of LMS work in an environment free of sexual harassment and other forms of discrimination.

Employees of the Company safeguard the professionalism and dignity of the workplace by ensuring that harassment of any individual does not occur under any circumstances.

C. OCCUPATIONAL HEALTH AND SAFETY

Every employee has a right to safe, healthy working conditions that comply with safety regulations and guidelines.

Employees contribute to the safety of their work environment by complying with all of Management's safety directives and objectives and by taking all reasonable and necessary precautions to ensure their own safety and health and that of other persons affected by their work.

D. ENVIRONMENTAL PROTECTION

Employees are committed to meeting or exceeding high standards of environmental protection by following proper procedures for the use and disposal of all potential pollutants.

3. LEGAL REQUIREMENTS

A. LEGAL REQUIREMENTS

The Company and its employees are committed to complying with all requirements established by the laws applicable to the Company's business. Many of LMS's activities are subject to complex and changing laws. The reputation and success of the Company is dependent upon its employees' awareness of and respect for the laws that govern the performance of their duties. Managers and the executives of the Company are available for consultation whenever an employee is in doubt about the interpretation of any legal requirement.

B. FRAUD AND THEFT

All employees and managers share the responsibility to safeguard LMS property and report any loss, damage, misuse, or misappropriation by employees or others.

4. CONFLICT OF INTEREST

A. PERSONAL INTERESTS

Employees must disclose any possible conflict of interest and refrain from using: their own positions; Company premises, equipment, or supplies; or the corporate services of other LMS employees in furthering their personal interests to the detriment of the Company's interests.

Employees should never let business dealings on behalf of LMS be influenced, or appear to be influenced, by personal or family interests.

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Examples of conflicts that must be disclosed include:

Having a family interest in a transaction with the Company. A family interest includes interests of your spouse, parent, child, sibling, or domestic partner.

Having more than a nominal individual or family interest in a competitor or supplier of the Company.

Having a significant individual or family interest in an organization that does, or seeks to do, business with the Company.

Acquiring an individual or family interest in property (such as real estate, patent rights, securities, or other properties) or a business in which you believe the Company has or might have an interest.

B. CONFIDENTIAL INFORMATION

Employees must safeguard the confidential information and material entrusted to and/or developed by employees in the course of LMS employment. For further clarification, employees should refer to their obligations as defined in their employment agreement.

(i) Employees who leave the Company will not take improper advantage of their previous office. Employees are committed to safeguarding and protecting the intellectual property of the Company, including trade secrets, confidential information, and material, both during and after employment.

Intellectual property includes major changes in business strategy, information crucial to obtaining important contracts, financial forecasts, and knowledge of products or services in development.

(ii) The Company protects the confidentiality of all employees' personal information. Personal information of employees is gathered, stored, and accessed according to carefully controlled procedures, and is only released to third parties with the consent of the employee or as required by law.

C. OUTSIDE WORK

Employees support the integrity of LMS by avoiding outside work, paid or unpaid that is likely to conflict with their duty to the Company.

LMS employees will not engage in activities that involve services performed in direct competition with LMS, exploit their connections with LMS, or affect their job performance. They will not perform services related to their professional or corporate specialty for any outside individual or company without prior approval, unless stipulated in their employment agreement.

Employees may, in some circumstances, obtain authorization from their manager by disclosing and discussing any likelihood of conflict of interest in advance of accepting any outside work.

5. BUSINESS PROCESSES AND TRAVEL

A. COMMITMENT TO LMS STAKEHOLDERS

LMS safeguards its relationship of trust with the Stakeholders by meeting the highest standards of accountability in all its business processes.

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Employees are committed to ensuring that the resources allocated for LMS's operations are used effectively, efficiently, and properly.

B. SUPPLIERS AND SUBCONTRACTORS

Except under exceptional circumstances, LMS is committed to calling for fair and competitive quotations, as a way of ensuring that the Company obtains goods and services of consistent quality.

All personnel involved in the procurement of goods and services must safeguard the Company's resources and business relationships with external providers by respecting the applicable policies and guidelines and by subscribing to the highest standards of integrity in all their business relations.

In all of its business dealings with suppliers and subcontractors, LMS will:
Compete with integrity.

Deal with all suppliers honestly, fairly, and objectively.

Present our services and products in an honest and forthright manner, and not engage in any unfair or deceptive practice.

Make clear to all suppliers that we expect them to compete fairly for our business and conduct themselves with the highest integrity, and that we will select our suppliers strictly on merit.

Develop and maintain working partnerships with our suppliers that are mutually rewarding.

LMS's relationship with its external providers is essential to delivering superior products and services. LMS will strive to enhance mutually beneficial initiatives that promote business success within these strategic alliances.

C. RECORDS MANAGEMENT

LMS will continue to observe the most stringent standards in the keeping of financial records and accounts. The Company depends on employees to ensure the accuracy and integrity of financial accounts and records related to their area of work. LMS books are to reflect all components of transactions, as well as its standard of insisting upon honest and forthright presentations of the facts. It is the responsibility of each employee to uphold these standards.

Proper records of correspondence, forms, procurement processes, contracts, and other documents relating to the Company's operations are retained for legal, audit, and reference purposes. Employees must ensure the integrity of records by meeting all legal and policy requirements. Records and documents are to be protected from access by unauthorized persons, removal from LMS premises, and destruction without proper authorization.

Appropriate records must be kept of all transactions. Employees are expected to cooperate fully with our internal and external auditors. Information must not be falsified or concealed under any circumstance.

D. COMPUTER SECURITY

All employees must ensure that access control mechanisms, including passwords, are protected and the Company's information technology policies are followed.

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E. TRAVEL

All employees must keep the costs of business travel to a minimum by using the most cost-effective means of travel, giving consideration to business requirements and other relevant circumstances, and by utilizing our established procedures and guidelines when making travel arrangements and booking car rentals and accommodation.

6. BUSINESS COURTESIES

A. GIFTS AND BENEFITS

In the interests of ensuring that the Company's business is conducted fairly and openly, gifts, benefits, money, or other consideration should not be offered or received by LMS employees if the gift, benefit, or money would influence or appear to influence a LMS decision. Such an occurrence should be reported to a manager.

LMS employees may only accept gifts or benefits of modest value distributed as advertising or goodwill gestures or modest hospitality offered as a general courtesy during the conduct of normal business. Acceptance of such offers must be free of obligation on the part of the Company and must not influence, nor appear to influence, subsequent business decisions.

B. DUTY ENTERTAINMENT, RECEPTIONS, AND GIFTS

Employees must ensure that costs associated with duty entertainment, receptions, and gifts are authorized in advance as required per internal approval limits, and kept to a minimum.

Duty entertainment, receptions, and gifts must meet all the following conditions:

They are not in cash.

They cannot reasonably be interpreted as a bribe or other improper payment and are of nominal value.

They are made as a matter of general and accepted business practice.

They do not contravene any law and are made in accordance with generally accepted ethical practices.

If subsequently disclosed to the public, their provision would not in any way jeopardize the integrity of LMS or the recipients of the entertainment or gifts.

C. STAFF FUNCTIONS

Employees must ensure that expenses associated with staff functions are justified, kept to a minimum, and authorized in advance by the appropriate executive.

LMS must receive an identifiable benefit in terms of greater efficiencies or improved staff morale from the expenses associated with staff functions. All expense claims must be supported by receipts and documentation.

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D. BUSINESS LUNCHES, DINNERS, RECEPTIONS

Employees must safeguard the Company's resources by not entertaining other employees at Company expense without prior approval from the appropriate management level.

Certain members of senior management may provide lunch or dinner or host receptions and recover the cost from the Company when such activities are an integral part of meetings, conferences, or the efficient conduct of LMS business. All other employees require prior approval and documentation.

7. INSIDER TRADING

Employees shall not trade in securities while in possession of material inside information. To avoid even the appearance of insider trading, employees shall avoid speculating in LMS stock. All employees shall follow the Company's insider policy on securities trading issued by the Company; this is signed by every employee, asserting that they have reviewed and understood the policy.

A. TRADING STOCK & SECURITIES

It is illegal for anyone to purchase or sell securities of any public company with knowledge of material information affecting that company that has not been publicly disclosed. Except in the necessary course of business, it is also illegal for anyone to inform any other person of material non-public information.

Therefore, insiders and employees with knowledge of confidential or material information about the Company, or counter-parties in negotiations of material potential transactions, are prohibited from trading shares in the Company or any counter-party until the information has been fully disclosed and a reasonable period of time has passed for the information to be widely disseminated.

Material information is any information relating to the business and affairs of the Company that results in, or would reasonably be expected to result in, a significant change in the market price or value of the Company's securities.

B. TIPPING

If an employee's family or friends ask for advice about buying or selling
Company stock, the employee should not provide it. Securities law and Company policy also prohibit the employee from "tipping" family or friends regarding material, non-public information that the employee learns about LMS or any other publicly traded company in the course of employment. Legal penalties apply, regardless of whether the employee derives any benefit from the trade.

8. OUTSIDE CONSULTANTS AND AGENTS

Outside dependent consultants or agents and their employees will be expected to comply with this Code of Conduct.

When the Company hires outside consultants or agents to assist it, each consultant or agent and its employees will be provided with copies of this Code and informed that they will be expected to comply with its provisions with respect to their work for the Company.

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9. COMMUNITY ACTIVITIES AND POLITICAL CONTRIBUTIONS

LMS believes in contributing to society and encourages employees to participate in community activities.

When appropriate, we will communicate information and opinions on issues of public concern that may affect LMS. Decisions by our employees whether or not to contribute time, money, or resources of their own to any political or community activity are entirely personal and voluntary. We will obey all laws in promoting the Company's position to government authorities and in making political contributions. The Company will not contribute to political candidates.

10. INTERNET, E-MAIL, COURIER, AND POST (COLLECTIVELY "COMMUNICATION SYSTEMS")

LMS Communication Systems are to be used primarily for Company business.

Under no circumstances may the Company's Communication Systems be used:

For sending or receiving discriminatory or harassing messages, chain letters, or material that is obscene or in bad taste;

For commercial solicitations; or

In any way that would otherwise violate this Code.

LMS owns all e-mail messages that are sent from or received through LMS systems.
It may monitor messages and Internet usage and may be required to disclose them in the case of litigation or any appropriate government inquiry.

11. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

The Company has established a system for reporting violations of any Company policy, any accounting/auditing complaints, and any suspected misconduct by any employee or representative of the Company. Any violations of Company policy should be communicated to the employee's manager. If disclosure of a matter to the manager seems inappropriate, it should promptly be communicated to the Chief
Executive Officer or the Chief Financial Officer. If disclosure of a matter to the Chief Executive Officer or the Chief Financial Officer seems inappropriate, it should promptly be communicated to the Company's legal counsel or the Audit
Committee of the Board of Directors of the Company. This may be done anonymously through the Company's legal counsel,

Geofrey Myers of Lang Michener LLP, at (416) 307-4040 or in writing to:

Geofrey Myers
Lang Michener LLP
P.O. Box 747, Suite 2500
BCE Place, 181 Bay Street
Toronto, Ontario M5J 2T7

LMS will not permit any form of retribution against any person who, in good faith, reports known or suspected violations of Company policy.

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12. DISCLOSURE

Every employee shall disclose promptly to his or her immediate manager any personal situation or transaction that is or may be in conflict with the intent or spirit of this Code, and shall cooperate fully with any inquiry into such matter. The manager shall determine what action should be taken and recommend that action in writing for approval by the next higher level of management. All employee disclosures that require further action shall be reported to the LMS
Audit Committee.

If disclosure of a matter to your manager seems inappropriate, promptly discuss the matter with the Chief Executive Officer or the Chief Financial Officer.

13. APPLICATION AND RESPONSIBILITIES

This Code of Conduct will be distributed annually to all LMS employees. Each employee of LMS or its subsidiaries is responsible for complying with this Code.
LMS's Chief Financial Officer will verify annually that each employee has read and understood it. The Chief Executive Officer and Chief Financial Officer are
responsible for responding to questions and issues of interpretation regarding this Code.

A code cannot address all specific situations. It is therefore each employee's responsibility to apply the principles set forth in this Code in a responsible fashion and with the exercise of good judgment and common sense. If something seems unethical or improper, it likely is. Always remember: If you are unsure of what to do in any situation, seek guidance before you act.

A failure by any employee to comply with the laws or regulations governing the
Company's business, this Code, or any other Company policy or requirement may result in disciplinary action up to and including termination, and, if warranted, legal proceedings. All employees are expected to cooperate in internal investigations of misconduct.

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